Exhibit 99.1
Investor Contact:
John Mills
Managing Partner
ICR 646-277-1254

Limoneira Company Announces Second Quarter Fiscal Year 2021 Financial Results

Achieves 14% Revenue Growth in the Second Quarter Fiscal 2021 Compared to Prior Year, Driven by Record Fresh Lemon Volume and Increased Avocado Volume

Company Closed Sales of 66 Harvest at Limoneira Lots During Second Quarter Fiscal 2021

Company Continues to Experience Strong Demand for Homes at Harvest at Limoneira

SANTA PAULA, Calif.-- (BUSINESS WIRE) – June 8, 2021 -- Limoneira Company (the “Company” or “Limoneira”) (Nasdaq: LMNR), a diversified citrus growing, packing, selling and marketing company with related agribusiness activities and real estate development operations, today reported financial results for the second quarter ended April 30, 2021.

Management Comments

Harold Edwards, President and Chief Executive Officer of the Company, stated, “Our 14% second quarter top line growth was due to record second quarter lemon volume and strong avocado volume. Our focus on retail food and club grocery business continues to perform well and we are beginning to experience an improvement in domestic foodservice and export sales as dining-out increases from COVID-19 vaccine distribution. Additionally, due to our continued focus on cost improvement initiatives, our adjusted EBITDA improved to $6.0 million compared to a loss of $0.1 million for the same period last year.”

Mr. Edwards continued, “Our real estate development project, Harvest at Limoneira, continues to perform very well and has now closed 524 lots since inception, including 66 lot closings in the second quarter of fiscal 2021 and 60 new lot closings in May 2021. The pace of home sales has been increasing this year and as each quarter closes, we gain confidence in the timing of the expected $80 million of cash distributions from Harvest at Limoneira over the next six years beginning in fiscal 2022. In addition, we believe there is potential upside to our stated cash distributions due to increased number of housing units in Harvest at Limoneira as well as the potential opportunity of a medical campus in our East Area 2 development.”

Fiscal Year 2021 Second Quarter Results

For the second quarter of fiscal year 2021, total net revenue was $45.1 million, compared to total net revenue of $39.6 million in the second quarter of the previous fiscal year. Agribusiness revenue was $44.0 million, compared to $38.4 million in the second quarter of last fiscal year. Other operations revenue was essentially flat compared to the prior year at $1.1 million for the second quarter of fiscal year 2021.

Agribusiness revenue for the second quarter of fiscal year 2021 includes $28.7 million in fresh lemon sales, compared to $25.3 million of fresh lemon sales during the same period of fiscal year 2020. The increase was primarily the result of increased volume and higher prices of fresh lemons sold compared to the same period in the prior year. Approximately 1,528,000 cartons of fresh lemons were sold in aggregate during the second quarter of fiscal year 2021 at an $18.79 average price per carton compared to approximately 1,475,000 cartons sold at a $17.14 average price per carton during the second quarter of fiscal year 2020. The Company recognized $2.7 million of avocado revenue in the second quarter of fiscal year 2021, compared to $2.0 million in the same period last fiscal year. Approximately 2.1 million pounds of avocados were sold in aggregate during the second quarter of fiscal year 2021 at a $1.26 average price per pound compared to approximately 1.2 million pounds sold at a $1.64 average price per pound during the second quarter of fiscal year 2020.

The Company recognized $1.4 million of orange revenue in the second quarter of fiscal year 2021, compared to $2.7 million in the same period of fiscal year 2020, primarily attributable to decreased volume partially offset by higher prices of oranges sold. Approximately 154,000 cartons of oranges were sold during the second quarter of fiscal year 2021 at a $9.12 average price per carton, compared to approximately 356,000 cartons sold at a $7.49 average price per carton during the second quarter of fiscal year 2020. Specialty citrus and other crop revenues was essentially flat compared to the prior year at $1.2 million for the second quarter of fiscal year 2021.

Total costs and expenses for the second quarter of fiscal year 2021 were $42.7 million, compared to $42.4 million in the second quarter of last fiscal year.

Operating income for the second quarter of fiscal year 2021 was $2.4 million, compared to operating loss of $2.8 million in the second quarter of the previous fiscal year.

Net income attributable to common stock, after preferred dividends, for the second quarter of fiscal year 2021 was $1.8 million, compared to net loss attributable to common stock of $5.0 million in the second quarter of fiscal year 2020. Net income per diluted share for the second quarter of fiscal year 2021 was $0.10 compared to net loss per diluted share of $0.29 for the same period of fiscal year 2020.

Adjusted net income was $1.8 million or $0.10 per diluted share, compared to second quarter of fiscal year 2020 adjusted net loss of $1.5 million or $0.09 per diluted share. A reconciliation of adjusted net income (loss) to net income (loss) attributable to Limoneira Company is provided at the end of this release.

Adjusted EBITDA was $6.0 million in the second quarter of fiscal year 2021, compared to a loss of $0.1 million in the same period of fiscal year 2020. A reconciliation of adjusted EBITDA to net income (loss) attributable to Limoneira Company is provided at the end of this release.

Fiscal Year 2021 First Six Months Results

For the six months ended April 30, 2021, revenue was $83.4 million, compared to $81.2 million in the same period last fiscal year. The Company recognized $2.0 million of lemon and orange sales in Chile by PDA and San Pablo and $2.6 million of lemon sales in Argentina by Trapani Fresh in the six months ended April 30, 2021. Operating loss for the first six months of fiscal year 2021 was $3.3 million, compared to operating loss of $11.3 million in the same period last fiscal year. Net loss attributable to common stock, after preferred dividends, was $2.5 million for the first six months of fiscal year 2021, compared to net loss attributable to common stock of $11.6 million in the same period last fiscal year. Net loss per diluted share for the first six months of fiscal year 2021 was $0.15, compared to a net loss per diluted share of $0.66 in the same period of fiscal year 2020.

For the first six months of fiscal year 2021, adjusted net loss attributable to common stock was $2.6 million compared to adjusted net loss attributable to common stock of $6.6 million for the same period in fiscal year 2020. In the first six months of 2021, adjusted net loss per diluted share was $0.15 compared to adjusted net loss per diluted share of $0.38 for the same period in fiscal year 2020, based on approximately 17.4 million and 17.6 million, respectively, weighted average diluted common shares outstanding.

Balance Sheet and Liquidity

During the first half of fiscal year 2021, net cash provided by operating activities was $4.6 million, compared to net cash used in operating activities of $15.8 million in the prior fiscal year. For the first half of fiscal year 2021, net cash used in investing activities was $5.5 million, compared to net cash provided by investing activities of $1.2 million in the prior fiscal year. Net cash provided by financing activities was $1.9 million for the first half of fiscal year 2021, compared to $15.4 million in the same period last fiscal year.

Long-term debt as of April 30, 2021 was $128.2 million, compared to $122.6 million at the end of fiscal year 2020.
In December 2020, the Company received $5.0 million of federal income tax refunds related to the Coronavirus Aid, Relief, and Economic Security Act and expects an additional $0.9 million of California state refunds in fiscal year 2021.

Real Estate Development and Property Sales

The Company’s joint venture with The Lewis Group of Companies (“Lewis”) for the residential development of its East Area I real estate development project, named Harvest at Limoneira, broke ground to commence mass grading in November 2017. Project plans include approximately 586 residential units in Phase 1. Through April 30, 2021, the joint venture has closed the sales of residential lots representing 464 residential units, including 110 for the first six months of fiscal 2021. Over the life of this project, the joint venture will have approximately 1,500 total residential units built and sold.

In the first quarter of fiscal year 2020, the Company entered into an agreement to sell its Sevilla property for $2.7 million, which is expected to close in fiscal year 2021. After transaction and other costs, the Company expects to receive proceeds of approximately $2.6 million and recognize an immaterial gain upon closing. On April 30, 2021, the $2.5 million carrying value of the property was classified as held for sale and included in prepaid expenses and other current assets.

COVID-19

The global spread of the novel coronavirus (COVID-19) in the past year has negatively impacted the global economy, disrupted global supply chains and created significant volatility and disruption of financial markets. The impact of this pandemic has created significant uncertainty in the global economy and has affected Limoneira’s business, employees, suppliers, and customers. The COVID-19 pandemic has had an adverse impact on the industries and markets in which the Company conducts business. In particular, the United States lemon market has seen a significant decline in volume, with lemon demand falling since widespread shelter in place orders were issued in mid-March 2020, resulting in a significant market oversupply. The export market for fresh product has also significantly declined due to COVID-19 impacts.

The decline in demand for Limoneira’s products beginning the second quarter of fiscal year 2020, which the Company believes was a result of the COVID-19 pandemic, negatively impacted sales and profitability for the second, third and fourth quarters of fiscal year 2020 and in the first half of fiscal year 2021. Limoneira’s retail food and club grocery business has performed significantly better than expectations during this period and fared better than its foodservice business, which has suffered from closures of full-service restaurants, quick service restaurants and bar business due to the COVID-19 pandemic. In an effort to offset the declines from foodservice, the Company pivoted heavily toward retail food and club grocery and picked up additional accounts during the full year ended October 31, 2020. While the duration of these trends and the magnitude of such impacts cannot be estimated at this time, as they are affected by a number of factors outside management’s control, the Company is strengthening its position as its foodservice business begins to come back and currently expects improvement in the second half of fiscal year 2021.

Limoneira is continuing to closely monitor the impact of the COVID-19 pandemic and is taking actions to ensure its ability to safeguard the health of its employees, maintain the ability to serve customers and manage its financial performance and liquidity.

Guidance

The COVID-19 pandemic continues to affect the Company’s food service business on a global basis. The Company believes it is prudent to not provide lemon guidance at this time until the COVID-19 vaccine is widely distributed. Management continues to believe avocado revenue in fiscal 2021 will be strong due to market factors and positive initial crop indicators. The Company also believes it will experience improving results compared to last year during the second half of fiscal 2021 due to its stronger position in grocery compared to last year and as food service and export markets recover and cost control measures continue to show improvement.

The Company expects to receive $80 million from Harvest at Limoneira during the next six fiscal years, beginning in fiscal 2022.

Current Harvest at Limoneira Cash Flow Projections

Fiscal Year	2021	2022	2023	2024	2025	2026
Projected Distributions	Neutral	$3 Million	$15 Million	$27 Million	$25 Million	$10 Million

Looking beyond fiscal year 2021, the Company has an additional 1,200 acres of non-bearing lemons estimated to become full bearing over the next four years, which will enable the Company to achieve strong organic growth for many years to come. The Company expects 200 of the 1,200 acres to become full bearing in fiscal year 2021. Beyond these 1,200 acres, Limoneira intends to plant an additional 250 acres of lemons in the next two years that it believes will further build its long-term pipeline of productive acreage. The Company anticipates this additional acreage will increase its domestic supply of Limoneira-owned lemons from its 2020 level by approximately 50%, or about 900 thousand to 1.3 million additional fresh cartons, as the non-bearing and planned acreage becomes productive. The Company also expects to have a steady increase in third-party grower fruit. The foregoing describes organic growth and does not include potential acquisition opportunities for the Company in its highly fragmented industry.

Conference Call Information

The Company will host a conference call to discuss its financial results today at 1:30 pm Pacific Time (4:30 pm Eastern Time). Investors interested in participating in the live call can dial (877) 705-6003 from the U.S. and international callers can dial (201) 493-6725. A telephone replay will be available approximately two hours after the call concludes and will be available through June 22, 2021, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations; the passcode is 13719874.

About Limoneira Company

Limoneira Company, a 128-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (lē moñ âra) is a dedicated sustainability company with 15,400 acres of rich agricultural lands, real estate properties, and water rights in California, Arizona, Chile and Argentina. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Investors
John Mills
Managing Partner
ICR 646-277-1254

Forward-Looking Statements

This press release contains forward-looking statements, including guidance for fiscal years 2021 and beyond, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors that may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: additional impacts from the current COVID-19 pandemic, changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira’s SEC filings that are available on the SEC’s website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

LIMONEIRA COMPANY
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
($ in thousands, except share amounts)

	April 30, 2021	October 31, 2020
Assets
Current assets:
Cash	$1,590	$501
Accounts receivable, net	20,720	16,261
Cultural costs	4,145	6,865
Prepaid expenses and other current assets	11,835	10,688
Receivables/other from related parties	4,842	2,294
Income taxes receivable	945	5,911
Total current assets	44,077	42,520

Property, plant and equipment, net	244,505	242,649
Real estate development	21,941	21,636
Equity in investments	62,223	61,214
Goodwill	1,550	1,535
Intangible assets, net	11,160	11,309
Other assets	9,171	8,737
Total assets	$394,627	$389,600

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$8,531	$5,838
Growers payable	8,466	8,126
Accrued liabilities	5,930	7,947
Payables to related parties	7,487	6,273
Current portion of long-term debt	3,336	3,277
Total current liabilities	33,750	31,461
Long-term liabilities:
Long-term debt, less current portion	128,190	122,571
Deferred income taxes	22,217	22,430
Other long-term liabilities	6,573	6,568
Total liabilities	190,730	183,030
Commitments and contingencies	—	—

Series B Convertible Preferred Stock – $100.00 par value (50,000 shares authorized: 14,790 shares issued and outstanding at April 30, 2021 and October 31, 2020) (8.75% coupon rate)	1,479	1,479
Series B-2 Convertible Preferred Stock – $100.00 par value (10,000 shares authorized: 9,300 shares issued and outstanding at April 30, 2021 and October 31, 2020) (4% dividend rate on liquidation value of $1,000 per share)	9,331	9,331

Stockholders' Equity:
Series A Junior Participating Preferred Stock – $0.01 par value (20,000 shares authorized: zero issued or outstanding at April 30, 2021 and October 31, 2020)	—	—
Common Stock – 0.01 par value (39,000,000 shares authorized: 17,936,377 and 17,857,707 shares issued and 17,685,400 and 17,606,730 shares outstanding at April 30, 2021 and October 31, 2020, respectively)	179	179
Additional paid-in capital	163,020	162,084
Retained earnings	25,620	30,797
Accumulated other comprehensive loss	(5,908)	(7,548)
Treasury stock, at cost, 250,977 shares at April 30, 2021 and October 31, 2020	(3,493)	(3,493)
Noncontrolling interest	13,669	13,741
Total equity	193,087	195,760
Total liabilities and stockholders' equity	$394,627	$389,600

LIMONEIRA COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
($ in thousands, except share amounts)

	Three Months Ended April 30,		Six Months Ended April 30,
	2021	2020	2021	2020
Net revenues:
Agribusiness	$43,989	$38,439	$81,126	$78,922
Other operations	1,143	1,132	2,281	2,305
Total net revenues	45,132	39,571	83,407	81,227
Costs and expenses:
Agribusiness	36,442	35,949	73,380	78,492
Other operations	1,090	1,117	2,172	2,386
Selling, general and administrative	5,216	5,338	11,111	11,648
Total costs and expenses	42,748	42,404	86,663	92,526
Operating income (loss)	2,384	(2,833)	(3,256)	(11,299)
Other income (expense):
Interest income	25	—	68	—
Interest expense, net of patronage dividends	(622)	(1,052)	(488)	(997)
Equity in earnings (losses) of investments, net	643	(371)	1,009	(491)
Loss on stock in Calavo Growers, Inc.	—	(4,275)	—	(6,299)
Other income (expense), net	57	(280)	51	235
Total other income (expense)	103	(5,978)	640	(7,552)

Income (loss) before income tax (provision) benefit	2,487	(8,811)	(2,616)	(18,851)
Income tax (provision) benefit	(974)	3,505	213	6,641
Net income (loss)	1,513	(5,306)	(2,403)	(12,210)
Net loss attributable to noncontrolling interest	420	423	128	900
Net income (loss) attributable to Limoneira Company	1,933	(4,883)	(2,275)	(11,310)
Preferred dividends	(126)	(126)	(251)	(251)
Net income (loss) attributable to common stock	$1,807	$(5,009)	$(2,526)	$(11,561)

Basic net income (loss) per common share	$0.10	$(0.29)	$(0.15)	$(0.66)

Diluted net income (loss) per common share	$0.10	$(0.29)	$(0.15)	$(0.66)

Weighted-average common shares outstanding-basic	17,461,000	17,634,000	17,429,000	17,602,000
Weighted-average common shares outstanding-diluted	17,461,000	17,634,000	17,429,000	17,602,000

Non-GAAP Financial Measures

Due to significant depreciable assets associated with the nature of the Company's operations and interest costs associated with its capital structure, management believes that earnings before interest, income taxes, depreciation and amortization ("EBITDA") and adjusted EBITDA, which excludes gain or loss on stock in Calavo and sale and disposal of property assets when applicable, is an important measure to evaluate the Company’s results of operations between periods on a more comparable basis. In addition, we have presented adjusted net income (loss) attributable to Limoneira Company and adjusted net income (loss) per common share attributable to Limoneira Company to reflect the exclusion of gain or loss on stock in Calavo and sale and disposal of property assets when applicable. Adjusted EBITDA, adjusted net income (loss) attributable to Limoneira Company and adjusted net income (loss) per common share attributable to Limoneira Company in previous periods also excluded LLCB earnings in equity investment which is no longer excluded due to management’s anticipation of future cash distributions related to the investment in LLCB. Adjusted EBITDA, adjusted net income (loss) attributable to Limoneira Company and adjusted net income (loss) per common share attributable to Limoneira Company for prior periods have been restated to conform to the current presentation. Such measurements are not prepared in accordance with U.S. generally accepted accounting principles ("GAAP") and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to the Company and may not be consistent with methodologies used by other companies. The Company has not provided a reconciliation of forward-looking non-GAAP measures, primarily due to variability and difficulty in making accurate forecasts and projections, as not all of the information necessary for a quantitative reconciliation is available to the Company without unreasonable efforts.

EBITDA and adjusted EBITDA are summarized and reconciled to net income (loss) attributable to Limoneira Company, which management considers to be the most directly comparable financial measure calculated and presented in accordance with GAAP as follows (in thousands):

	Three Months Ended April 30,		Six Months Ended April 30,
	2021	2020	2020	2019
Net income (loss) attributable to Limoneira Company	$1,933	$(4,883)	$(2,275)	$(11,310)
Interest income	(25)	—	(68)	—
Interest expense, net of patronage dividends	622	1,052	488	997
Income tax provision (benefit)	974	(3,505)	(213)	(6,641)
Depreciation and amortization	2,552	2,433	5,053	4,998
EBITDA	6,056	(4,903)	2,985	(11,956)
Loss on stock in Calavo Growers, Inc.	—	4,275	—	6,299
(Gain) loss on sale and disposal of property assets	(16)	514	(16)	514
Adjusted EBITDA	$6,040	$(114)	$2,969	$(5,143)

The following is a reconciliation of net income (loss) attributable to Limoneira Company to adjusted net income (loss) attributable to Limoneira Company (in thousands, except share amounts):

	Three Months Ended April 30,		Six Months Ended April 30,
	2021	2020	2021	2020
Net income (loss) attributable to Limoneira Company	$1,933	$(4,883)	$(2,275)	$(11,310)
Preferred dividends and effect of unvested, restricted stock	(143)	(143)	(286)	(285)
Net income (loss) for basic EPS	1,790	(5,026)	(2,561)	(11,595)
Loss on stock in Calavo	—	4,275	—	6,299
(Gain) loss on sale and disposal of property assets	(16)	514	(16)	514
Tax effect of adjustments at federal and state rates	2	(1,284)	2	(1,826)
Adjusted net income (loss) for basic EPS	$1,776	$(1,521)	$(2,575)	$(6,608)

Adjusted net income (loss) for diluted EPS	$1,776	$(1,521)	$(2,575)	$(6,608)

Actual:
Basic net income (loss) per common share	$0.10	$(0.29)	$(0.15)	$(0.66)
Diluted net income (loss) per common share	$0.10	$(0.29)	$(0.15)	$(0.66)

Weighted-average common shares outstanding-basic	17,461,000	17,634,000	17,429,000	17,602,000
Weighted-average common shares outstanding-diluted	17,461,000	17,634,000	17,429,000	17,602,000
Adjusted:
Basic net income (loss) per common share	$0.10	$(0.09)	$(0.15)	$(0.38)
Diluted net income (loss) per common share	$0.10	$(0.09)	$(0.15)	$(0.38)

Weighted-average common shares outstanding-basic	17,461,000	17,634,000	17,429,000	17,602,000
Weighted-average common shares outstanding-diluted	17,461,000	17,634,000	17,429,000	17,602,000

Supplemental Information
(in thousands, except acres and average price amounts):

	Agribusiness Segment Information for the Three Months Ended April 30, 2021
	Fresh Lemons	Lemon Packing	Eliminations	Avocados	Other Agribusiness	Total Agribusiness
Revenues from external customers	$32,600	$6,103	$—	$2,707	$2,579	$43,989
Intersegment revenue	—	9,282	(9,282)	—	—	—
Total net revenues	32,600	15,385	(9,282)	2,707	2,579	43,989
Costs and expenses	28,629	10,874	(9,282)	1,433	2,503	34,157
Depreciation and amortization	—	—	—	—	—	2,285
Operating income (loss)	$3,971	$4,511	$—	$1,274	$76	$7,547

	Agribusiness Segment Information for the Three Months Ended April 30, 2020
	Fresh Lemons	Lemon Packing	Eliminations	Avocados	Other Agribusiness	Total Agribusiness
Revenues from external customers	$28,715	$3,883	$—	$2,022	$3,819	$38,439
Intersegment revenue	—	8,454	(8,454)	—	—	—
Total net revenues	28,715	12,337	(8,454)	2,022	3,819	38,439
Costs and expenses	26,961	10,328	(8,454)	1,561	3,393	33,789
Depreciation and amortization	—	—	—	—	—	2,160
Operating income (loss)	$1,754	$2,009	$—	$461	$426	$2,490

Fresh Lemons	Q2 2021	Q2 2020	Lemon Packing	Q2 2021	Q2 2020
United States:			Cartons sold	1,528	1,475

Acres harvested	3,600	4,100	Revenue	$15,385	$12,337
Limoneira cartons sold	732	529	Direct Costs	10,874	10,328
Third-party grower cartons sold	758	803	Operating income	$4,511	$2,009
Average price per carton	$19.11	$17.14
Argentina:			Avocados	Q2 2021	Q2 2020

Acres harvested	1,200	1,200	Pounds sold	2,142	1,233
Cartons sold	38	143	Average price per pound	$1.26	$1.64
Average price per carton	$5.92	$16.08

Total cartons sold	1,528	1,475	Other Agribusiness	Q2 2021	Q2 2020
Total average price per carton	$18.79	$17.04	Orange cartons sold	154	356
			Average price per carton	$9.12	$7.49
Lemon shipping and handling	$6,100	$3,900	Specialty citrus cartons sold	129	125
Lemon by-product sales	$1,600	$1,600	Average price per carton	$9.11	$9.22
Other lemon sales	$1,400	$1,000
Chilean lemon sales	$900	$900

Agribusiness costs and expenses	Q2 2021	Q2 2020
Packing costs	$11,653	$11,131
Harvest costs	5,520	4,604
Growing costs	6,713	6,812
Third-party grower costs	10,271	11,242
Depreciation and amortization	2,285	2,160
Agribusiness costs and expenses	$36,442	$35,949